Exhibit 99.1

Mr. Cooper Group Announces Election of Daniela Jorge to Board of Directors

DALLAS--(BUSINESS WIRE)--February 10, 2022--Mr. Cooper Group Inc. (NASDAQ: COOP) announced today the appointment of Daniela Jorge to its board of directors. Jorge currently serves as Vice President and Chief Design Officer at PayPal, a leading financial technology company and online payments system.

“We are excited to welcome Daniela to our board and believe her experience leading organizations through design transformations that enhance the customer and user experience will be critical as we remain focused on delighting our customers,” said Jay Bray, Chairman and CEO of Mr. Cooper Group.

Jorge’s background includes 15 years of leading user experience design at top consumer brands including PayPal, AT&T, eBay and Intuit. At PayPal, Jorge leads the team responsible for creating meaningful and cohesive end-to-end experiences through a deep understanding of customers and exceptional design. Her team’s work is enabling PayPal’s expansion into a broader financial services ecosystem with a customer and quality-centric focus. Additionally, Jorge serves as a board advisor for Loft (Brazil), a real estate technology company.

“Mr. Cooper Group is a strong leader in the mortgage space with an incredible opportunity to transform the home loan experience for their customers, and I am thrilled to play a part as they continue to focus on customer-centric innovation,” said Daniela Jorge, Director at Mr. Cooper Group.

Boardspan Inc. served as an advisor to Mr. Cooper Group in this appointment.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies.

Contacts

Shareholder Inquiries:
Kenneth Posner, SVP Strategic Planning and Investor Relations
Shareholders@mrcooper.com

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com